SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. __)

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

AVANTGO, INC.

(Name of Registrant as Specified In Its Charter)

SYBASE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Sybase, Inc. Pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934

Subject Company: AvantGo, Inc. Commission File No.: 000-31561

The following is the text of a newsletter issued to the employees of AvantGo, Inc. and Sybase, Inc. on February 11, 2003:

TITLE: SUBTITLE:	Sybase — AvantGo Alliance Newsletter #5 Sybase & AvantGo – Vision Moving Forward By Jessica Hartmann, Sybase, Inc.

In this issue of the Sybase – AvantGo Newsletter, we talked to Marty Beard, vice president of corporate development for Sybase, Inc., on Sybase’s proposed plans for AvantGo, upon the completion of the acquisition, currently anticipated to occur at the end of the month.

What is your vision for our combined companies?

Sybase/ iAnywhere and AvantGo are poised to do great things together. The synergies we envisioned when we began talking to AvantGo were clear. With our combined technologies and people, I envision we will be recognized as an end-to-end mobile middleware leader.

We’re off to a good start since we already have an early lead in this market and we plan to grow. From the start, this proposed acquisition was always intended to increase growth – not cost efficiencies. AvantGo’s technology, people and brand are important to our shared success. Together, we’re going to push to take advantage of this large market opportunity.

What are the plans to accomplish this?

We are going to focus on substantially growing the business in two strategic ways. First, we’ll focus on the enterprise software capabilities and market where we’ve seen customers grappling with their m-business strategies. We know we can help them meet the market demands. We also know that there are opportunities within Sybase’s current customer base that are looking for the kinds of solutions this proposed acquisition could provide.

In conjunction with this effort, we plan to implement strategies to substantially increase the number of My AvantGo users and channels, and grow this market beyond the consumer base to extend to large enterprises. We believe My AvantGo’s loyal consumers will provide a solid base to move forward on this venture, and I believe that connecting mobile users to their corporate home base will become increasingly important to businesses worldwide.

As I stated above, we are poised for growth and together we are well suited to be able to achieve great success in this market.

~Campus Visit~
AvantGo employees who have accepted a position with Sybase/ iAnywhere are invited to come to Sybase headquarters on February 20, 2003 in Dublin, CA. There are two sessions scheduled to accommodate those attending. The first session is scheduled to begin at 9:00 a.m. (PT) and end around 2:00 p.m. (PT). The second session is scheduled to begin at 11:00 a.m. (PT) and end at 4:00 p.m. This will be an opportunity to see the campus and learn more about Sybase.

~Contact Us~
As always, if you have any questions or suggestions for future issues, please send an email to: integration@sybase.com and we will address your questions as soon as possible.

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In connection with Sybase’s proposed acquisition of AvantGo, on January 24, 2003, AvantGo publicly filed a definitive proxy statement and has filed and will file other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF AVANTGO ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors and security holders can obtain free copies of the definitive proxy statement and other documents by contacting Investor Relations, AvantGo, 25881 Industrial Boulevard, Hayward, CA 94545 (Telephone: (510) 259-4000). In addition, documents filed with the SEC by AvantGo will be available free of charge at the SEC’s web site at http://www.sec.gov. AvantGo began mailing the definitive proxy statement to its stockholders on January 28, 2003.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of AvantGo, future growth, the completion of the acquisition and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisition may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, availability and quality of third party content, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and AvantGo and their respective operations that are detailed in the period filings with the SEC of Sybase and AvantGo, including their most recent filings on Form 10-K and Form 10-Q.